EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 11th day of June, 2002 (the "Commencement Date"), by and between INTAC International, Inc., a Nevada corporation (hereinafter called the "Employer"), and J. David Darnell, a resident of the State of Texas (hereinafter called "Executive").

                       W I T N E S E T H:

     WHEREAS, Both Employer and Executive desire for Executive to enter into an executive employment relationship with Employer;
and

     WHEREAS, Both Employer and Executive have read and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective advisors and legal counsel;

     NOW, THEREFORE, in consideration of the mutual promises of each, and other good and valuable consideration, the parties hereby covenant and agree as follows:

     1.   SERVICES AND DUTIES

          a. Positions. Executive shall serve as the Senior Vice President and Chief Financial Officer of Employer. The Executive shall report directly to the Chief Executive Officer of Employer and shall perform all duties consistent with these positions and such duties as shall be prescribed from time to time by the Chief Executive Officer or the Board of Directors of Employer (the "Board").

          b. Devotion of Time. As of the Commencement Date, the Executive shall devote his full time and attention to Employer; provided, however, Employer acknowledges that Executive may spend a relatively few number of hours assisting Executive's former employer with the transition into a new Chief Financial Officer, provided, further, that such assistance does not in any way interfere with Executive's responsibilities hereunder.

     2.   TERM

          This Agreement shall begin on the Commencement Date and end on the third (3rd) anniversary of the Commencement Date (the "Original Term"). Thereafter, unless either party shall elect in writing not to renew, this Agreement shall automatically renew for successive one (1) year terms, (each, a "Successive Term").

     3.   COMPENSATION AND RELATED MATTERS

          a. Base Salary. From and after the Commencement Date, the Executive shall receive an initial annual base salary (the "Base Salary") paid by Employer of $175,000, payable in accordance with the Employer's normal payroll practices, subject to upward adjustment as hereinafter specified. The parties agree that if, after the date hereof, the Employer retains another senior level executive of the Employer which ranks equal or subordinate to Executive, Employer shall re-evaluate Executive's Base Salary and shall, if appropriate, increase Executive's Base Salary to an amount comparable to that of such newly retained senior level executive.

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          b.   Bonus Compensation.  In addition to the Base Salary, the
Executive shall receive a guaranteed annual cash bonus ("Bonus") of $25,000, payable in January of each year for the prior year's service (except to the extent payable sooner as hereinafter provided). To the extent Executive shall be employed by Employer for less than a full calendar year, the Bonus for that year shall be prorated according to the number of days that Executive was actually employed by Employer. In furtherance of the foregoing, Executive shall be entitled to receive a pro rated bonus for the period beginning on the Commencement Date and ending on December
31, 2002. The Bonus for this initial stub-year shall be payable in January 2003.

          c. Base Salary Adjustments. The Executive shall be entitled to receive a merit increase to his Base Salary for outstanding performance as shall be determined in the sole discretion of the Board.

          d. Expenses. During his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor to the Chief Executive Officer;
provided, however, Executive agrees that any single expense in excess of $1,500 is required to be authorized by the Chief
Executive in advance of such expense being incurred.

          e. Other Benefits. Executive shall be entitled to participate in other benefit plans to which he is eligible pursuant to Employer policy, which may be amended from time to time in Employer's discretion, and the applicable plan documents (the
"Standard Benefit Plans").

          f. Vacations. Executive shall be entitled to reasonable vacation consistent with his position and Employer's vacation policy; provided, however, Executive shall never be entitled to less than three (3) full weeks of paid vacation.

          g. Acknowledgment. The parties hereto acknowledge that, in addition to the compensation available to Executive hereunder, Executive shall be eligible to participate in the Employer's Cash
Bonus Program permitting Executive with the opportunity to receive up to $100,000 annually (prorated for any partial year) as follows:

               i. 50% of Executive's eligible bonus will be paid upon reaching agreed upon annual EBITDA targets; and

               ii. 50% of Executive's eligible bonus will be paid upon reaching other agreed upon targets and thresholds.


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          No cash bonus shall be payable to Executive unless set
forth in writing between Executive and Employer. In addition to the foregoing, the parties also acknowledge that, as part of Executive's employment hereby, he has been granted options exercisable for 300,000 shares of the Employer's common stock and another 200,000 shares of the Employer's common stock as restricted stock, in each case, pursuant to the terms of applicable agreements.

     4.   TERMINATION

           The Executive's employment hereunder may be terminated by Employer or Executive under the following circumstances:

          a. Mutual Agreement. Termination by mutual written agreement between the Executive and Employer.

          b. Death. Employment shall terminate upon the death of the Executive.

          c. Disability. Termination will result if the Executive is unable to perform his duties on a full-time basis because of Executive's inability to perform his duties under this Agreement, with or without reasonable accommodation, for a period of more than one hundred twenty (120) days ("Disability"). For all purposes of this Agreement, termination for Disability shall occur automatically upon the date that is one hundred twenty
(120) days after the Board has (with Executive abstaining if then a member of the Board) formally determined that Executive meets the definition of Disabled hereunder.

          d. Cause. Termination of the Executive's employment for "Cause." For purposes of this Agreement, Employer shall have "Cause" to terminate the Executive's employment hereunder only upon:

               i. The failure by the Executive to substantially perform his duties as outlined hereunder or to follow the reasonable directions of the Board after demand for substantial performance is delivered by the Board;

               ii. The engaging by the Executive in conduct that is materially injurious to Employer, monetarily or otherwise;

               iii. The engaging by the Executive in criminal conduct or conduct constituting moral turpitude; or

               iv. The engaging by the Executive in employment practices which violate federal, state or local law.

          e. Termination Without Cause. Notwithstanding any provisions of this Agreement to the contrary, Employer may terminate the Executive's employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c), (d) or (g) (or for no reason) at any time effective upon delivery of thirty (30) days written notice by the Chief Executive Officer of Employer.


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          f.   Termination by the Executive with Notice.  The Executive may terminate this Agreement (i.e., may voluntarily resign) at any time effective upon thirty (30) days written notice to the Board.

          g. Expiration at End of Term. The Employer may permit this Agreement to expire, by its terms, upon the giving of written notice thereof to Executive at least three hundred sixty five
(365) days prior to the expiration of the Original Term or any Successive Term.

     5.   COMPENSATION AND PAYMENTS UPON TERMINATION

           The Executive shall be entitled to the following compensation from Employer (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive's employment.

          a. Mutual Agreement. If the Executive's employment is terminated as a result of mutual agreement, Employer shall pay the Executive's Base Salary, plus a lump sum payment for the value of all accrued, earned and unused benefits under the Standard Benefit Plans, in each case, through the date of termination plus the amount of the Bonus actually earned (i.e., prorated for any year less than a full calendar year) as of the date of Executive's termination, and the Executive will be entitled to receive any vested pension and retirement benefits (for all purposes of this Agreement, all such accrued, earned and unpaid items through the applicable date of termination are referred to as the "Earned Amounts").

          b. Death. If the Executive's employment is terminated as a result of death, Employer will pay to the Executive's estate the Earned Amounts.

          c. Disability. If the Executive's employment is terminated as a result of Disability (as defined in Section 4(c) above), the Executive will be provided long term disability benefits to which he may be eligible (if any) in accordance with Employer's then existing Standard Benefit Plans and Employer shall pay to Executive the Earned Amounts.

          d. Cause. If Executive's employment is terminated for Cause, Employer shall pay the Executive the Earned Amounts and Employer shall have no further obligations to the Executive.

          e. Termination Without Cause. If, notwithstanding any other provision of this Agreement, Employer shall elect, pursuant to the provisions of Section 4.e. hereof, to terminate the Executive's employment for a reason other than a., b., c., d. or
g. of Section 4 of this Agreement (or for no reason), then
Employer shall pay the Executive the following:

               i.   The Earned Amounts; plus

               ii. Base Salary in effect as of the date of termination for a period of one (1) year from the date of termination payable as if Executive remained an active employee of Employer; plus



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               iii. The amount of the Bonus (not included in Earned Amounts)
     that would have accrued to Executive had he remained with the Employer through the first anniversary date of the date of termination.

          f. Termination by the Executive. In the event the Executive voluntarily elects to terminate this Agreement pursuant to the provisions of Section 4.f., Employer will pay the Executive the Earned Amounts and Employer shall have no further obligations to the Executive.

          g. Expiration at End of Term. In the event the Employer elects to permit this Agreement to expire, by its own terms, pursuant to the provisions of Section 4.g., Employer will pay the Executive the Earned Amounts through the end of the applicable term, whereupon, Employer shall have no further obligations to the Executive.

     6.   NON-DISCLOSURE

          a. Proprietary Information. By virtue of his employment with Employer, Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of Employer and which is a competitive asset of Employer
("Proprietary Information"). Such Proprietary Information includes all information which relates to the business of Employer, which is or has been disclosed to Executive orally or in writing by Employer or obtained by virtue of work performed for Employer, is or was developed by Employer, and is not generally available to or known by individuals or entities within the industry in which Employer is or may become engaged or readily accessible by independent investigation. The Proprietary
Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers and clients with which or whom Employer does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between Employer and its customers and clients; (iv) the pricing of Employer's products or services, including any deviations from its standard pricing for particular customers and clients; (v) Employer's business plans and strategy; (vi) information regarding
Employer's employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii)
Employer's financial results and business condition; and (viii) computer programs and software developed by Employer and tailored to Employer's needs by its employees, independent contractors, consultants or vendors; (ix) information relating to Employer's vendors or other key suppliers; (x) any past or present merchandise or supply sources in the future; (xi) system designs, procedure manuals, automated data programs, reports, personnel procedures, and supply and service resources. Proprietary
Information may be contained on Employer's computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.


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          b.   Non-Disclosure of Proprietary Information.  Executive
acknowledges that Employer's Proprietary Information will be disclosed to Executive throughout his employment at Employer in order to enable Executive to perform his duties for Employer. Finally, Executive acknowledges that the unauthorized disclosure of Proprietary Information could place Employer at a competitive disadvantage. Consequently, Executive agrees not to use, publish, disclose or divulge, directly or indirectly, at any time, any Proprietary Information for his own benefit and for the benefit of any person, entity, or corporation other than Employer, to any person who is not a current employee of Employer, without the express, written consent of Employer and except in the performance of the duties assigned to him by Employer. Executive further agrees not to make copies of any Proprietary Information, except as authorized in writing by Employer.

          c. Survival of Executive's Obligations. Executive understands and agrees that his obligations under this Section shall survive the termination of this Agreement and/or his employment with Employer. Executive further understands and agrees that his obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Employer under general legal or equitable principles, or other policies implemented by Employer.

     7.   RETURN OF EMPLOYER PROPERTY.

          Executive acknowledges that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD-ROM diskettes, keys, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs (including source code), information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to Employer's business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of Employer or otherwise acquired or developed by him in connection with his association with Employer (collectively, "Recipient Materials") shall at all times be the property of Employer. Within twenty-four (24) hours of the termination of his employment for any reason, Executive will return to Employer any Recipient Materials which are in his possession, custody or control.

     8.   NON-SOLICITATION OF CUSTOMERS/CLIENTS.

          a. Access to Proprietary Information. Executive acknowledges that the special relationship of trust and confidence between him, Employer, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Employer and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for Employer to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with Employer and/or throughout his employment with Employer, Executive has been or will be provided with access to and informed of Employer's Proprietary Information, which will enable him to benefit from Employer's goodwill and know-how.




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


          b. Inevitable Disclosure. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with Employer, or which intends to or may compete with Employer, to disclose and/or use Employer's Proprietary Information, as well as to misappropriate Employer's goodwill and know-how, to or for the benefit of such other person, association, entity, or company.
Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in Section 8.c., he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.

          c. Non-Solicitation of Customers. Ancillary to the enforceable promises set forth in this Agreement as well as to protect the vital interests described in this Agreement, Executive agrees that, while he is employed by Employer and for a period of twelve
(12) months following the termination of his employment with Employer, regardless of the reason for such termination, Executive will not, without the prior written consent of Employer, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, (i) contact, solicit sales of, or sell, deliver or place any product, service or system of the kind and character sold, provided, distributed or placed by Employer to any person, association, corporation or other business organization or entity that Executive contacted, solicited, called upon, or served, or that he directed others to solicit, call upon, or serve, on behalf of Employer, during his employment at Employer; or (ii) contact, solicit, or seek to divert the business or patronage of any person, association, corporation, or other business organization or entity with whom or which Executive had business relations on behalf of Employer or with whom or which he met or communicated, or with whom or which he directed others to meet or communicate, for the purpose of offering to sell or place or soliciting for sale or placement any product, service, or system of the kind and character sold, provided or distributed by him, on behalf of Employer, during his employment at Employer.

          d. Reasonable Restrictions. Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Employer. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth in Tex. Bus. & Comm.
Code Ann. 15.50(2), this Section may be reformed by the court and enforced to the maximum extent permitted under Texas law.
          e. Breach. If Executive is found to have violated any of the provisions of this Section, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. Executive understand that his obligations under this Section shall survive the termination of his employment with Employer and shall not be assignable by him.



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     9.   NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS.

          Executive acknowledges that, as part of his employment or association with Employer, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of Employer's employees. In order to protect the confidentiality of such information, Executive agrees that, for a period of twelve (12) months following the termination of his employment with Employer, whether such termination occurs at the insistence of Executive or Employer, Executive shall not recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any other employees or consultants employed by or associated with Employer, nor shall he contact or communicate with any other employees or consultants of Employer for the purpose of inducing other employees or consultants to terminate their employment or association with Employer. For purposes of this covenant, "other employees or consultants" shall refer to permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with Employer within six (6) months of the time of the attempted recruiting, hiring or solicitation. Executive's obligations under this
Section 9 shall survive the termination of this Agreement and Executive's employment with Employer.

     10.  REMEDIES.

          In the event that Executive violates any of the provisions set forth in Sections 6, 7, 8, or 9 of this Agreement, he acknowledges that Employer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Employer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief, including monetary damages, to which Employer would be entitled.

     11.  NOTIFICATION OF PROSPECTIVE EMPLOYMENT.

          Prior to accepting employment or an association with any third party which is engaged in a business competitive to the business conducted by Employer or which, because of the nature of Executive's proposed or potential position with the third party, may require Executive to use or disclose Employer's Proprietary Information, Executive agrees to notify such third party that he is bound by the terms of this Agreement. Executive also agrees that Employer may, at any time while any of the non-disclosure or non-solicitation covenants contained in this Agreement are in force, provide notice of the existence of this Agreement to any third party with whom or which Executive proposes to negotiate or is negotiating concerning employment or an association or to accept employment, or with whom or which Executive has accepted employment or an association, without any liability to Executive for any such notice.

     12.  INVENTIONS, IDEAS/PATENTABLE INVENTIONS.

          Executive agrees to disclose, fully and promptly, and only to Employer, all ideas, methods, plans, improvements or patentable inventions of any kind which are made or discovered, in whole or in part, by Executive during the performance of his job duties; that result from any aid, support, or assistance by Employer; or that are created during Executive's work time with Employer.



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          In connection with any invention, discovery, concept or
idea subject to the foregoing Paragraphs, Executive will promptly execute a specific assignment of any title, shop-right or license to Employer, and, if requested to do so, will cooperate fully with Employer to secure a patent, shop-right, or license therefor in the United States and/or foreign countries. However, nothing in this Agreement shall require any assignment otherwise prohibited by law.

          Executive further agrees that any and all work product created or performed by Executive while Executive is working with or on behalf of Employer, is a "work for hire" under the terms of the United States Copyright Act, and shall be and remain the exclusive property of Employer. Executive hereby assigns any and all rights, title, and ownership interests that he may now have or hereafter acquire in or to such work product to Employer.

     13.  SUCCESSORS; BINDING AGREEMENT

          This Agreement shall be binding upon, and insure to the benefit of, Employer, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Without limiting the generality of the foregoing, Employer may assign this Agreement (or the same may remain with Employer as a subsidiary of a larger institution), without the consent of Executive, with such assignee being required to perform the obligations of Employer hereunder, to any successor of Employer.

     14.  COMPLETE AGREEMENT

          This Agreement sets forth the entire agreement among Employer and Executive concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.

     15.  NOTICE

          For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:

               If to the Executive:

               J. David Darnell
               4303 Bretton Bay
               Dallas, Texas 75287


               If to Employer:

               INTAC International, Inc.
               Unit 3-5, 17/F., Clifford Centre
               778-784 Cheung Sha Wan Road
               Kowloon, Hong Kong

               ATTN:  Chief Executive Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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     16.  MISCELLANEOUS

          No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and Employer. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     17.  GOVERNING LAW

          This Agreement is being made and is intended to be performed in the State of Texas, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas.

     18.  ATTORNEY FEES

          All legal fees and costs incurred in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be borne by the non-prevailing party.

     19.  COUNTERPARTS

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

     20.  VOLUNTARY AGREEMENT.

          The Parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed. Both parties acknowledge and agree that the law firm of Arter & Hadden LLP and its attorneys (including, specifically, J. David Washburn) have only represented the Employer in the negotiation and preparation of this Agreement and that no party shall be permitted to argue or claim otherwise.



                    [Signature Page Follows]




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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

                                (Employer)

                                Intac International, Inc.



                                By:
                                   -----------------------------
                                Name:  Wei Zhou
                                Title: President and Chief
                                          Executive Officer


                                EXECUTIVE:

                                J. David Darnell


                                ---------------------------------
                                J. David Darnell









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